Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report relating to the financial statements and financial statement schedule of Alliance One International, Inc. and subsidiaries (the “Company”) dated July 11, 2016 (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the recognition of a gain in connection with the reconsolidation of the Company’s Zimbabwe subsidiary and the adoption of a new accounting standard for classification of deferred taxes), and our report relating to the effectiveness of the Company’s internal control over financial reporting dated July 11, 2016 (which report expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of material weaknesses), appearing in the Annual Report on Form 10-K of the Company for the year ended March 31, 2016.

/s/ Deloitte & Touche LLP

Raleigh, North Carolina

August 12, 2016